NEWS RELEASE                                   (LOGO APPEARS HERE)
                                               ADVANCED
                                                  MICRO
                                                 DEVICES

                                               901 Thompson Place
                                               P.O. Box 3453
                                               Sunnyvale
                                               CA  94088-3453
                                               Tel (408) 732-2400


                    ADVANCED MICRO DEVICES ANNOUNCES
                     LONG-TERM AGREEMENT WITH COMPAQ

          SUNNYVALE, CA ... January 26, 1994 ... Advanced Micro Devices announced today that it has entered into a long-term agreement under which AMD will supply current and future generations of Microsoft registered trademark Windows trademark -compatible microprocessors to Compaq Computer Corporation. AMD said initial shipments of Am486 trademark microprocessors will commence in the current quarter.

    "Advanced Micro Devices is excited at the prospect of working more closely with one of the world's premier personal computer manufacturers," said W.J. Sanders III, chairman and chief executive officer. "'Differentiation within standards' will be the key to success for computer and chip vendors in the '90s. Our challenge is to provide Compaq with high-volume microprocessor products that will assist them in achieving their goal of becoming the world's leading supplier of personal computers.

    "Compaq's commitment to building personal computers that maximize ease-of-use and incorporate features to enhance user productivity make them an ideal technology partner for AMD," Mr. Sanders continued.

                                   (more)

    "This agreement completes the triad of enabling agreements that will catapult AMD into the forefront of the digital revolution made possible by the ubiquitous microprocessor. The first of these agreements is our joint venture with Fujitsu Limited. That alliance permits AMD and Fujitsu to build and share a billion-dollar, state-of-the-art, dedicated manufacturing facility in Japan for sub-0.5-micron flash memory products while AMD is simultaneously investing in a second billion-dollar, wholly owned, dedicated manufacturing facility for sub-0.5-micron microprocessor products at our Austin, Texas, site. The second agreement is our technology collaboration with Hewlett-Packard Company under which we are currently jointly developing 0.35-micron logic technology for the next generation of microprocessors.

    "Finally, the agreement with Compaq will be of enormous value in our efforts to develop innovative, silicon-based solutions that provide the determinant technology for higher performance, improved functionality and ease-of-use in a broad range of information devices. By working with Compaq, a proven technology leader who has demonstrated an ability to produce world-class Windows-compatible products, AMD will derive significant benefits in the form of assistance in the definition of future microprocessor requirements, as well as system-level compatibility and verification from Compaq -- the world's foremost authority on PC compatibility. AMD believes that competition is the driving force of innovation and technological progress which ultimately benefit end-users."
                               (more)

       "Compaq's philosophy of providing differentiated
  personal computers within widely accepted industry standards closely parallels AMD's corporate mission, which is to provide our customers with industry-standard products with a performance edge that reduce the cost and shorten the time to market for our customers worldwide,"
  Mr. Sanders concluded.
                                   ###

  AMD news release #94CORP2
  For more information contact:           John Greenagel (408) 749-3310
                                                 AMD-90176

  Microsoft is a registered trademark of Microsoft Corporation
  Windows is a trademark of Microsoft Corporation
  Am486 is a trademark of Advanced Micro Devices, Inc.